Exhibit 23.0

Consent of the Company’s Independent Auditors

The Board of Directors

EFC Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-68743) of EFC Bancorp, Inc. of our report dated March 5, 2004, relating to the consolidated balance sheets of EFC Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of EFC Bancorp, Inc.

/s/ KPMG LLP

Chicago, Illinois
March 15, 2004